INVESTMENT MANAGEMENT CONTRACT

                         REICH & TANG EQUITY FUND, INC.
                                   the "Fund"

                               New York, New York



                                                      ___________, 1998

Reich & Tang Asset Management L.P.
600 Fifth Avenue
New York, New York  10022

Gentlemen:

     We herewith confirm our agreement with you as follows:

     1. We propose to engage in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by our Board of Directors. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

     2. (a) We hereby employ you to manage the investment and reinvestment of our assets as above specified, and, without limiting the generality of the foregoing, to provide the investment management services specified below.

     (b)Subject to the general control of our Board of Directors, you will make decisions with respect to all purchases and sales of the portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as the Fund itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.
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     (c) You will report to our Board of Directors  at each meeting  thereof all changes in our portfolio since your prior report, and will also keep us in touch with important developments affecting our portfolio and, on your initiative, will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in our portfolio, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money market or the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio securities as you may believe appropriate or as we may reasonably request. In making such purchases and sales of our portfolio securities, you will comply with the policies set from time to time by our Board of Directors as well as the limitations imposed by our Articles of Incorporation and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated
investment   companies  and  the  limitations   contained  in  the  Registration
Statement.

     (d) It is understood that you will from time to time employ, subcontract with or otherwise associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.

     (e) You or your affiliates will also furnish us, at your own expense, such investment advisory supervision and assistance as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject. You and your affiliates will also pay the expenses of promoting the sale of our shares (other than the costs of preparing, printing and filing our registration statement, printing copies of the prospectus contained therein and complying with other applicable regulatory requirements), except to the extent that we are permitted to bear such expenses under a plan adopted pursuant to Rule 12b-1 under the 1940 Act or a similar rule.

     3. In addition to the foregoing, we hereby employ you, pursuant to the Distribution Plan dated December 19, 1984, as amended, adopted by us in accordance with Rule 12b-1 under the Act, as the same may be amended from time to time, to provide the services listed below.

     (a) You will perform, or arrange for others to perform, including organizations whose customers or clients are stockholders of our corporation
("Intermediaries"),   all  stockholder  servicing  and  related   administrative
functions which we do not perform or arrange for others to perform and which are
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not required to be performed by our transfer  agent.  You may make payments from time to time from your own resources, which may include the fee received under this agreement, the Administrative Services Agreement advisory or other fees received from other investment companies, and past profits, for the following purposes:

     (i)  to  defray  the  costs  of,  and  to  compensate   others,   including
Intermediaries, for performing stockholder servicing and related administrative functions on our behalf;

     (ii) for so long as you remain our Manager and Reich & Tang Distributors L.P. remains a distributor of our shares pursuant to a distribution agreement, to compensate Intermediaries for providing assistance in distributing our shares; and

     (iii) for so long as you remain our Manager and Reich & Tang Distributors L.P. remains a distributor of our shares pursuant to a distribution agreement, to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective stockholders, advertising, and other promotional activities, including the salaries of sales personnel, in connection with the distribution of our shares.

You will in your sole discretion determine the amount of any payments made by you pursuant to this agreement, and you may from time to time in your sole discretion increase or decrease the amount of those payments; provided, however, that no such payment will increase the amount which we are required to pay to you for any fiscal year under either this agreement or the Administrative Services Agreement in effect for that year or an investment management contract between you and us in effect for that year, or otherwise.

     4. We agree, subject to the limitations described below, to be responsible for, and hereby assume the obligation for payment of, all our expenses, including: (a) brokerage and commission expenses, (b) Federal, state or local taxes, including issue and transfer taxes incurred by or levied on us, (c) commitment fees and certain insurance premiums, (d) interest charges on borrowings, (e) charges and expenses of our custodian, (f) charges, expenses and payments relating to the issuance, redemption, transfer and dividend disbursing functions for us, (g) recurring and nonrecurring legal and accounting expenses, including those of the bookkeeping agent, (h) telecommunications expenses, (i) the costs of organizing and maintaining our existence as a corporation, (j) compensation, including directors' fees, of any of our directors, officers or employees who are not your officers or officers of your affiliates, and
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costs of other personnel  providing clerical,  accounting  supervision and other office  services to us as we may request,  (k) costs of  stockholders'  services
including,   charges  and  expenses  of  persons   providing   confirmations  of
transactions  in  our  shares,   periodic   statements  to   stockholders,   and
recordkeeping and stockholders'  services,  (l) costs of stockholders'  reports,
proxy  solicitations,   and  corporate  meetings,   (m)  fees  and  expenses  of
registering our shares under the appropriate Federal securities laws and of qualifying such shares under applicable state securities laws, including expenses attendant upon the initial registration and qualification of such shares and attendant upon renewals of, or amendments to, those registrations and
qualifications,   (n)  expenses  of  preparing,   printing  and  delivering  our
prospectus to existing stockholders and of printing stockholder application forms for stockholder accounts, (o) payment of the fees and expenses provided for herein, under the Administrative Services Agreement and Distribution Agreement, and (p) any other distribution or promotional expenses contemplated by an effective plan adopted by us pursuant to Rule 12b-1 under the Act. Our obligation for the foregoing expenses is limited by your agreement to be responsible, while this Agreement is in effect, for any amount by which our
annual   operating   expenses   (excluding   taxes,   brokerage,   interest  and
extraordinary expenses) exceed the limits on investment company expenses prescribed by any state in which our shares are qualified for sale.

     5. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

     6. In consideration of the foregoing we will pay you a fee at the annual rate of .80 of 1% of the Fund's average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may use any portion of this fee for distribution of our shares, or for making servicing payments to organizations whose customers or clients are our shareholders. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing. Any reimbursement of our expenses, to which we may become entitled pursuant to paragraph 4 hereof, will be paid to us at the same time as we pay you.
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     7. This  Agreement  will  become  effective  on the date  hereof  and shall
continue  in  effect  until   _______________   and  thereafter  for  successive
twelve-month periods (computed from each ____________), provided that such continuation is specifically approved at least annually by our Board of Directors or by a majority vote of the holders of our outstanding voting securities, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act and the rules thereunder, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of our outstanding voting securities, as defined in the 1940 Act and the rules thereunder, or by a vote of a majority of our entire Board of Directors, on sixty days' written notice to you, or by you on sixty days' written notice to us.

     8. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

     9. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees or the officers and directors of Reich & Tang Asset Management, Inc., your general partner, who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.
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     If the foregoing is in accordance with your understanding,  will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                            Very truly yours,

                                            REICH & TANG EQUITY FUND, INC.


                                            By:  _____________________________

ACCEPTED:  ___________, 1998

REICH & TANG ASSET MANAGEMENT L.P.

By:  REICH & TANG ASSET MANAGEMENT, INC., General Partner

By:  __________________________________